EXHIBIT 4.28K

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of March 21, 2008, made by CLEAN HARBORS RECYCLING SERVICES OF OHIO, LLC, a Delaware limited liability company, CLEAN HARBORS RECYCLING SERVICES OF CHICAGO, LLC, a Delaware limited liability company, and CLEAN HARBORS DEVELOPMENT, LLC, a Delaware limited liability company, (each an “Additional US Borrower”) in favor of CREDIT SUISSE, Cayman Islands Branch, as Collateral Agent and LC Facility Administrative Agent (in such capacity, the “LC Facility Administrative Agent”) for the benefit of the Secured Creditors (as defined in the Security Agreement (as defined below)).  All capitalized terms not defined herein shall have the meanings given to them in such Security Agreement.

W I T N E S S E T H:

WHEREAS, Clean Harbors, Inc., a Massachusetts corporation (the “Company”), the other Assignors, the LC Facility Administrative Agent, Bank of America, N.A. (“BANA”), as Revolving Administrative Agent, Banc of America Securities LLC, as sole arranger under the Revolving Facility, BANA, as syndication agent under the LC Facility, Credit Suisse, as sole bookrunner under the LC Facility, and Credit Suisse and BAS, as joint lead arrangers under the LC Facility, have entered into an Amended and Restated Loan and Security Agreement, dated as of June 30, 2004, amended as of July 20, 2005, amended and restated as of December 1, 2005, and supplemented by the Term Loan Supplement dated as of August 18, 2006 (as the same may be further amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Company, the other Assignors, the LC Facility Administrative Agent and U.S. Bank National Association, as trustee for the Second Lien Note Creditors have entered into the Amended and Restated Security Agreement, dated as of June 30, 2004 and amended and restated as of December 1, 2005 (as the same may be further amended, restated, modified and/or supplemented from time to time, the “Security Agreement”), in favor of the LC Facility Administrative Agent for the benefit of the Secured Parties;

WHEREAS, simultaneously herewith, pursuant to the Credit Agreement, each Additional US Borrower and the LC Facility Administrative Agent are entering into a Joinder Agreement whereby, pursuant to Section 9.26 of the Credit Agreement, each Additional US Borrower will become bound by all of the terms, covenants and agreements contained in the Credit Agreement applicable to a US Credit Party; and

WHEREAS, this Assumption Agreement is executed and delivered pursuant to the Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1.             Security Agreement.  In accordance with Section 10.13 of the Security Agreement, by executing and delivering this Assumption Agreement, each Additional US Borrower hereby becomes an Assignor under the Security Agreement from and after the date hereof with the same force and effect as if originally an “Assignor” under the Security

Agreement.  Without limiting the generality of the foregoing, each Additional US Borrower hereby expressly agrees to observe and perform and be bound by all of the terms, covenants, representations, warranties, and agreements contained in the Security Agreement which are binding upon, and to be observed or performed by, a US Borrower, and which are incorporated herein by reference as if fully set forth herein.

2.             Effect on the Security Agreement.  On and after the effectiveness of this Assumption Agreement, each reference in the Security Agreement to the “Assignors,” or words to that effect shall mean and be a reference to the Company, each of the assignors signatory to the Security Agreement and each Additional US Borrower for all purposes of the Security Agreement.

3.             Grant of Security Interests.  As security for the prompt and complete payment and performance when due of all of its Obligations, each Additional US Borrower hereby (A) subject to clause (e) of Section 1.1 of the Security Agreement, confirms the pledge and grant to the Collateral Agent for the benefit of the Bank Creditors pursuant to the Original Security Agreement, and in furtherance thereof, assigns and transfer unto the Collateral Agent for the benefit of the Bank Creditors, and does hereby pledge and grant to the Collateral Agent for the benefit of the Bank Creditors, a continuing security interest in, all of the right, title and interest of such Additional US Borrower in, to and under all of the following personal property and fixtures (and all rights therein) of such Additional US Borrower, or in which or to which such Additional US Borrower has any rights, in each case, whether now existing or hereafter from time to time acquired, and (B) subject to clauses (d) and (e) of Section 1.1 of the Security Agreement, separately confirms the pledge and grant to the Collateral Agent for the benefit of the Senior Second Lien Notes Creditors pursuant to the Original Security Agreement, and in furtherance thereof, assigns and transfers unto the Collateral Agent for the benefit of the Senior Second Lien Notes Creditors, and does hereby separately pledge and grant to the Collateral Agent for the benefit of the Senior Second Lien Notes Creditors, a separate continuing security interest in all of the right, title and interest of such Additional US Borrower in, to and under all personal property and fixtures (and all rights therein) of such Additional US Borrower, or in which or to which such Additional US Borrower has any rights, in each case, whether now existing or hereafter from time to time acquired, including without limitation, the Collateral.

4.             Governing Law.  THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE ADDITIONAL US BORROWERS AND SECURED CREDITORS HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  EACH ADDITIONAL US BORROWER AND EACH SECURED CREDITOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5              Security Document.  This Assumption Agreement shall constitute a Security Document.

IN WITNESS WHEREOF, each of the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

CLEAN HARBORS RECYCLING
SERVICES OF OHIO, LLC
CLEAN HARBORS RECYCLING
SERVICES OF CHICAGO, LLC
CLEAN HARBORS DEVELOPMENT, LLC,
as Additional US Borrowers

		By:	/s/ James M. Rutledge
		Name:	James M. Rutledge
		Title:	Executive Vice President

Acknowledged:

CREDIT SUISSE, Cayman Islands branch,
as Collateral Agent, as Assignee, and as
LC Facility Administrative Agent

By:	/s/ Rianka Mohan
Name: Rianka Mohan
Title: Vice President

By:	/s/ Chris R. Day
Name: Chris R. Day
Title: Associate